PPLUS EQ-1
Distribution Summary	Class A 73941X528	Class B 73941X536
Number of Shares	1,000,000	1,000,000

CUSIP to be Delivered	29078EAA3	29078EAA3
Total Bonds to be Distributed	19,986,000.00	2,172,000.00
Total Cash to be Distributed	3,072,651.91	581.50

Only delivered in multiples of 50 shares
Bonds per Share	20.00	2.172000000
Cash per Share	3.05751282000	0.000581500000

Only delivered to holdings not divisible by 50
Approximate Cash per Share	24.68